EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces New Human Resources Servicing Contract with
General Motors for European Operations

DALLAS, TEXAS: November 4, 2003 – ACS (NYSE: ACS), a premier provider of business process and information technology solutions, announced today commencement of services under a new human resources servicing contract with General Motors Corporation (GM), the world’s largest vehicle manufacturer. Under the terms of the contract ACS will provide comprehensive HR services for GM’s European entities in 10 countries, including Austria, Belgium, France, Germany, Poland, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

This type of servicing agreement allows an outside vendor to perform a non-core business process. This is a fast-emerging solution that businesses worldwide are using to remain competitive in the growing global economy. ACS is a leading services provider with strong capabilities in HR and Finance and Accounting services. Gartner, a leading industry research firm, believes these two segments are the two fastest growing service areas.

This contract marks the first-ever Pan-European payroll consolidation under a servicing provider. Currently, ACS provides GM with transactional accounting services in North America, as well as transactional accounting services supporting auto sales generated in Europe. Under this new contract, ACS will be supporting HR services for GM’s European operations.

In the HR space, ACS is redefining human resource operations worldwide by providing large corporations with a compelling HR servicing alternative that produces enhanced efficiencies, improved quality, and lower costs for HR functions. ACS’ technological and operational expertise will provide GME with improved employee support and more efficient processes that allow an increased focus on strategic Human Resources. The new HR contract leverages ACS’ existing relationship with GM and expands services to HR operations in Europe.

“We are extremely impressed by the level and range of services we will be receiving as part of this agreement with ACS,” said Cheri L. Alexander, General Motors Europe Vice President Personnel. “The comprehensive HR solutions that are available to us through ACS will enable GM to enhance overall quality and efficiency in our European HR operations.”

“The breadth of our experience in Europe and the depth of our HR capabilities make a very strong combination to put into service for GM,” said Lynn Blodgett, Group President of ACS’ Commercial Solutions Group. “We are very excited about this opportunity to demonstrate the innumerable advantages ACS offers clients who choose servicing solutions for their HR functions. We look forward to a very successful HR cooperation with General Motors in Europe.”

Under this new contract with GM, ACS will support HR services for approximately 75,000 active and 35,000 inactive employees across 10 European countries. Chief among the range of HR services that ACS and its subcontractors will provide are recruitment, personnel administration, time keeping and payroll, expatriate payroll, travel and expense, training, reporting, and data archiving. As part of GM’s global PeopleSoft HR strategy, ACS will be deploying PeopleSoft HR across Europe and using SAP as a support mechanism to provide payroll capabilities in Europe.

ACS will support GME with integrative services centralized in ACS’ Barcelona office and establish connected support offices in the UK, Belgium, Germany, Spain, and Sweden. Nine languages will be supported. Under the agreement, ACS will be the prime integrator and thus, a single point-of-contact for GME. ACS holds overall responsibility for service delivery, transformation of the in-scope HR processes, coordination of the new technology platform, and integration of the sub-contractors.

ACS, a Fortune 500 company with more than 40,000 employees supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

General Motors Corporation (NYSE: GM), the world’s largest vehicle manufacturer, employs 341,000 people globally in its core automotive business and subsidiaries. Founded in 1908, GM has been the global automotive sales leader since 1931. GM today has manufacturing operations in 32 countries, and its vehicles are sold in more than 190 countries. In 2002, GM sold more than 8.6 million cars and trucks, nearly 15 percent of the global vehicle market. GM’s global headquarters are in Detroit, Michigan, and European headquarters are in Zurich, Switzerland.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-

looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

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